UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 30, 2005

Date of Report (Date of Earliest Event Reported)

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11011 (Commission File Number)	86-0695381 (I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona (Address of Principal Executive Offices)	85251-7623 (Zip Code)

(480) 636-4800

(Registrant's Telephone Number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers. Election of Directors; Appointment of Principal Officers.

The FINOVA Group Inc. has completed another step in its liquidation process by reducing a substantial portion of its senior management to more closely align FINOVA's operating costs with the size of the remaining asset portfolio. These reductions included the departures on June 30, 2005 of two executive officers, Glenn E. Gray, the Chief Operating Officer, and Richard Lieberman, Senior Vice President, General Counsel and Secretary, as well as of five other members of senior management who terminated on or shortly before that date.

Management proposed these reductions due to the significant reduction in FINOVA's remaining financial asset portfolio, which has been reduced to approximately $603 million of carrying value before reserves at March 31, 2005. The remaining organizational structure is designed to retain appropriate oversight of the smaller operation in a more efficient manner.

In connection with these changes, FINOVA's Board of Directors designated three current officers as additional executive officers. They are Philip A. Donnelly, who on July 1, 2005 became Senior Vice President, General Counsel and Secretary, Jeffrey D. Weiss, who has been the Senior Vice President -- Group Manager, and James M. Wifler, who on July 1, 2005 became Senior Vice President -- Transportation Group Manager.

Leucadia National Corporation continues to manage FINOVA pursuant to the Management Services Agreement.

Certain statements in this report are forward-looking, in that they do not discuss historical fact, but instead note future expectations. Forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Those factors include FINOVA's ability to retain a sufficient workforce and FINOVA's ability to continue its operations. FINOVA does not intend to update forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect those statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.
Date: July 1, 2005	By:	/s/ Philip A. Donnelly Philip A. Donnelly Senior Vice President General Counsel & Secretary